  Exhibit 99.1

NYSE American Notifies General Moly About
Stockholders’ Equity Continued Listing Deficiency

LAKEWOOD, COLORADO, September 4, 2020 – General Moly, Inc. (the “Company”) (NYSE American and TSX: GMO), the only western-exchange listed, pure-play molybdenum mineral development company, today announced that on August 31, 2020, it received a deficiency letter (“Letter”) from the NYSE American stock exchange (the “Exchange”) indicating that the Company is below compliance with Section 1003(a)(i) (requiring stockholders’ equity of $2.0 million or more if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years), Section 1003(a)(ii) (requiring stockholders’ equity of $4.0 million or more if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years), and Section 1003(a)(iii) (requiring stockholders’ equity of $6.0 million or more if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years) of the NYSE American Company Guide (the “Company Guide”). The Exchange indicated that its review showed that the Company reported a stockholders’ deficit as of June 30, 2020 and losses from continuing operations for its five most recent fiscal years ended December 31, 2019.

Accordingly, the Company must submit to the Exchange, no later than September 30, 2020, a plan of compliance to address how it intends to regain compliance with Section 1003(a)(i), Section 1003(a)(ii) or Section 1003(a)(iii) of the Company Guide by February 28, 2022. If the Company does not submit a plan of compliance, or if the plan is not accepted by the Exchange, the Company’s common stock will be subject to delisting procedures as set forth in Section 1010 and Part 12 of the Company Guide. If the plan is accepted by the Exchange, the Company will be subject to periodic reviews including quarterly monitoring for compliance with the plan.

If the Company is not in compliance with the Exchange’s continued listing standards of Section 1003(a)(i), Section 1003(a)(ii) or Section 1003(a)(iii) by February 28, 2022, or does not make progress consistent with the plan during the compliance period, the Exchange will initiate delisting proceedings.

The Company has had a conversation with the Exchange regarding whether and to what extent it can submit a plan of compliance based on current facts and circumstances. The Company cannot assure that it will submit a plan or, if it submits a plan, such plan will be accepted. The Company’s common stock will continue to trade on the Exchange during the period of non-compliance unless and until the Exchange delists it. Receipt of the Letter does not affect the Company’s Securities and Exchange Commission reporting requirements. The Company has a significant working capital deficit and there remains substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to find an additional source of funding, it will be forced to cease operations and pursue restructuring or liquidation alternatives, including the filing for bankruptcy protection, in which event the Company’s common stock would likely become worthless and investors would likely lose their entire investment in the Company. In addition, holders of the Company's outstanding convertible preferred stock and senior notes would likely receive significantly less than the principal amount of their claims and possibly, no recovery at all. As of the date of this news release, the Company has no commitments for additional funding and there can be no assurance that the Company will be successful in obtaining the financing required to complete the Mt. Hope Project, or in raising additional financing in the future on terms acceptable to the Company, or at all.

About General Moly

General Moly is a U.S.-based, molybdenum mineral exploration and development company listed on the NYSE American, recently known as the NYSE MKT and former American Stock Exchange, and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:
Scott Roswell
(303) 928-8591

info@generalmoly.com
Website: www.generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to availability of cash to continue ongoing operations and the possibility of seeking bankruptcy protection, that COVID-19 is having and will continue to have an effect on financing efforts to improve liquidity, availability of insurance, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, reclamation risks, political, operational and project development risks, ability to maintain required federal and state permits to continue construction, and commence production of molybdenum, copper, silver, lead or zinc, ability to identify any economic mineral reserves of copper, silver, lead or zinc; ability of the Company to obtain approval of its joint venture partner at the Mt. Hope Project in order to mine for molybdenum, copper, silver, lead or zinc, ability to raise required project financing or funding to pursue an exploration program related to potential copper, silver lead or zinc deposits at Mt. Hope, ability to respond to adverse governmental regulation and judicial outcomes, and ability to maintain and /or adjust estimates related to cost of production, capital, operating and exploration expenditures.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.